FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE COMPLETES
AUSTRALIAN COMMERCIAL VEHICLE GROUP ACQUISITION

BLOOMFIELD HILLS, MI, August 30, 2013 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that it has completed the acquisition of Western Star Trucks Australia Pty Ltd., a distributor of commercial vehicles, related spare parts and aftermarket support across Australia and New Zealand and portions of Southeast Asia from Transpacific Industries Group Limited. The business will continue to be managed by the existing management team.

The purchase price of approximately $200 million includes target working capital of approximately $67 million inclusive of vehicle inventory, parts, and other assets, and is subject to a closing adjustment that is expected to be finalized in the third quarter. The purchase price was financed using available cash flow from operations and availability under the company’s credit and floorplan financing facilities. The Commercial Vehicle Group is expected to generate approximately $420-$460 million in estimated annual revenues for Penske Automotive Group. Penske Automotive expects to incur approximately $0.02 per share in acquisition-related costs in its third quarter 2013 results. On a proforma basis, the acquisition is expected to be $0.10 to $0.14 accretive per fully diluted share on an annualized basis, excluding acquisition-related costs.

The Commercial Vehicle Group primarily distributes heavy and medium-duty trucks for Western Star, MAN Truck and Bus and Dennis Eagle through a network of over 80 independent dealers while serving customers across a number of industries, including on-highway, logistics, construction, mining, manufacturing, agricultural and waste/refuse collection. The Western Star truck brand, an affiliate of Daimler Trucks North America, is a top-three Australian heavy-duty truck brand and holds a leading position in key market segments. The MAN Truck and Bus brand is majority-owned by Volkswagen AG and is within the top six suppliers to the Australian bus market, and Dennis Eagle is a growing brand within the specialist refuse collection vehicle market.

Penske Automotive Group Chairman Roger S. Penske said, “We are extremely pleased to complete this acquisition in such an efficient time frame. We believe that our existing relationships with heavy and medium-duty truck manufacturers, our experience in operating distribution and dealership-related businesses, strong market dynamics and multiple growth options augment this business opportunity. Further, The Commercial Vehicle Group provides us with an attractive gateway to enhance our global business profile while potentially providing a stepping-stone to Southeast Asian markets for other parts of our business.”

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 323 retail automotive franchises, representing 39 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 17,000 employees.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future outlook, sales potential, and potential earnings. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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